FOR IMMEDIATE RELEASE	NORTHEAST BANCORP

For More Information:
Jim Delamater, President & CEO	1-800-284-5989 ext. 3569
Northeast Bank, 500 Canal Street, Lewiston, ME 04240	jdelamater@northeastbank.com
www.northeastbank.com

Northeast Bancorp Completed U.S. Treasury Investment Under Capital Purchase Program

Lewiston, MAINE (December 12, 2008) - Northeast Bancorp (NASDAQ: NBN), the parent company of Northeast Bank (www.northeastbank.com). announced today that the US Treasury has completed its investment in Northeast under the U.S. Treasury Department's voluntary Capital Purchase Program (CPP). The Company received approximately $4.2 million in capital and, in return, issued the Treasury shares of Northeast Bancorp preferred stock and warrants to purchase Northeast Bancorp common stock. The $4.2 million in capital represents approximately 1% of Northeast's risk-based assets, the minimum level for participation in the program.

Jim Delamater, President and CEO explained, "We evaluated participation in the program and determined that the best course of action for our company and our shareholders was to take advantage of this opportunity, which bolsters our capital position on favorable terms. Our current capital position is stronger than ever, though we felt that it is important to participate in the program. The Treasury is encouraging all healthy banks to take part, in order to help support our economy and restore confidence in the credit and financial markets. Our participation in the program is testimony to Northeast's continued commitment to serving the needs of area businesses and families, and the overall strength of our balance sheet."

Northeast's Tier 1 risk-based capital ratio was 10.02% on September 30, 2008, above the "well-capitalized" threshold of 6%. The infusion of capital through the Capital Purchase Program raises the Company's Tier 1 risk-based capital ratio to approximately 10.92%.

The non-voting senior preferred shares issued to the Treasury pays a dividend of 5% annually for the first five years and 9% annually after the fifth year.

"We expect that the additional long-term capital funds now available through the Capital Purchase Program will help us continue with our plan for full product and income diversification," continued Delamater. "We are proud to be one in the ranks of those banks that that took a conservative approach to lending in recent years, steering clear of subprime products, maintaining common sense underwriting standards and, most importantly, looking out for the best interests of the customers. Northeast is well-positioned with the talent, infrastructure and lending culture to continue to meet the credit needs of our markets in both Maine and New Hampshire."

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., has grown to $605 million in total assets and is a leader in providing one-stop shopping for financial services. The Company derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments; operating eleven traditional bank branches, fourteen insurance offices and three investment centers that serve seven counties in Maine and two in New Hampshire.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

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This communication contains certain "forward-looking statements". Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item I. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2008.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.